UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 5, 2023

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Appointment of Jacquelyn Fahey Sandell as Chief Legal Officer

On July 5, 2023, Voyager Therapeutics, Inc. (the “Company”) and Jacquelyn Fahey Sandell entered into an employment agreement (the “Employment Agreement”), pursuant to which Ms. Fahey Sandell agreed to serve as the Chief Legal Officer of the Company, with the first date of employment to commence on July 10, 2023 (the “Commencement Date”).

Ms. Fahey Sandell, age 54, previously served as Chief Legal Officer, Corporate Secretary and Compliance Officer of Jounce Therapeutics, Inc., a biopharmaceutical company acquired by Concentra Biosciences, LLC, from September 2019 to April 2023, and served as Vice President, General Counsel, Corporate Secretary, and Compliance Officer of Vericel Corporation, a biologics company, from July 2015 to September 2019. Previously, Ms. Fahey Sandell held legal positions of increasing seniority at the Takeda Oncology Company (formerly Millennium Pharmaceuticals, Inc.) from 2011 to 2015 and Genzyme Corporation from 2005 to 2011. Ms. Fahey Sandell received her B.A. from Duke University and her J.D. from Boston University School of Law.

Ms. Fahey Sandell has no family relationship with any of the executive officers or directors of the Company or any person nominated or chosen by the Company to become a director or executive officer of the Company. There are no transactions in which Ms. Fahey Sandell has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Employment Agreement provides for Ms. Fahey Sandell’s at-will employment as Chief Legal Officer. Pursuant to the Employment Agreement, Ms. Fahey Sandell is entitled to receive an annual base salary of $450,000. She is also eligible to receive an annual cash bonus, determined by and payable at the sole discretion of the board of directors of the Company (the “Board”), at a target level of 40% of her annual base salary then in effect.

In accordance with the Employment Agreement, the Board approved the grant to Ms. Fahey Sandell of the following equity awards: (i) effective as of the Commencement Date, a stock option to purchase 122,000 shares of the Company’s common stock at an exercise price per share equal to the closing price per share of the Company’s common stock on The Nasdaq Global Select Market on the Commencement Date and (ii) effective as of the first day of the calendar quarter immediately following the Commencement Date (the “RSU Grant Date”), a restricted stock unit award representing the right to receive 61,000 shares of the Company’s common stock. The option award vests over a four-year period, with 25% of the shares underlying the award vesting on the first anniversary of the Commencement Date and the remaining 75% of the shares underlying the award vesting monthly over the subsequent three-year period, subject to Ms. Fahey Sandell’s continued employment by the Company. The restricted stock unit award vests over a three-year period, with 33.333% of the shares underlying the award vesting on the first anniversary of the RSU Grant Date and an additional 33.333% of the shares underlying the award vesting annually at the end of each subsequent one-year period, subject to Ms. Fahey Sandell’s continued employment by the Company. The option award and the restricted stock unit award are being granted outside of the Company’s 2015 Stock Option and Incentive Plan as an inducement material to Ms. Fahey Sandell’s entering into employment with the Company in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4).

Under the Employment Agreement, in the event Ms. Fahey Sandell terminates her employment with “good reason” or is terminated without “cause” (as such terms are defined in the Employment Agreement), Ms. Fahey Sandell becomes eligible to receive the continuation of her base salary then in effect for a period of 12 months, a pro rata portion of her target annual bonus and continuation of group health insurance premium payments under COBRA for up to 12 months. In the event Ms. Fahey Sandell terminates her employment with “good reason” or is terminated without “cause” within the period ending 12 months following the consummation of a “sale event” (as defined in the Employment Agreement), Ms. Fahey Sandell becomes eligible to receive the continuation of her base salary for 12 months, a pro rata portion of her target annual bonus, continuation of group health insurance premium payments under COBRA for up to 12 months and acceleration in full of the vesting of all equity awards held by her that vest solely based on continued service. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of the Company and its affiliates.

The Employment Agreement also obligates Ms. Fahey Sandell under standard invention assignment, confidentiality, non-competition, and non-solicitation provisions.

The foregoing description of certain terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, by and between Voyager Therapeutics, Inc. and Jacquelyn Fahey Sandell, effective as of July 5, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2023	VOYAGER THERAPEUTICS, INC.

	By:	/s/ Alfred Sandrock, M.D., Ph.D.
Alfred Sandrock, M.D., Ph.D.
Chief Executive Officer, President, and Director
(Principal Executive Officer)